EXHIBIT 21

LIST OF SUBSIDIARIES

Subsidiary	Location
Compression Labs, Inc.	Delaware
Forgent Networks Canada, Inc.	Canada
iSarla Software Solutions Private Limited	India
VTEL Australia, PTY LTD	Australia
VTEL Germany, GmbH	Germany
Asure Software UK Ltd.	United Kingdom
Mangrove COBRASource, LLC	Delaware